Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg
Central Garden & Pet
(925) 948-3686

CENTRAL GARDEN & PET COMPANY REVISES OUTLOOK FOR FISCAL FIRST

QUARTER 2007

WALNUT CREEK, CALIFORNIA, January 22, 2007 – Central Garden & Pet Company (NASDAQ:CENT) today announced preliminary results for its fiscal first quarter ended December 30, 2006 of a net loss of 12 to 14 cents per fully diluted share on sales of approximately $320 million. This compares to the previous guidance of approximately breakeven for the quarter.

“The reasons for the earnings outlook revision for the quarter were a late quarter shift in seasonal purchases by lawn and garden retailers, lower sales and mix shift within pet bird and small animal products and higher-than-previously anticipated grain costs,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet Company. “These three factors resulted in lower-than-anticipated sales and gross profit contribution. Overall, we have strong listings for 2007, we believe we are continuing to take market share and we are continuing to implement price increases to offset rising grain costs.”

The Company will host a dial-in conference call shortly following the earnings release on Wednesday, February 7, 2007, at 4:30 p.m., New York time (1:30 p.m. San Francisco time) to discuss the first quarter 2007 results and outlook for Fiscal 2007. Individuals may access the call by dialing 1-866-543-6408 and passcode 93996314 (domestic) or 617-213-8899 and passcode 93996314 (international). The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, www.central.com. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 99997058 (domestic) and 617-801-6888 and passcode 99997058 (international).

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Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the Lawn & Garden and Pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands Pennington and The Rebels; Wild bird feed and the brands Pennington and Kaytee; Weed and insect control and the brands AMDRO, Sevin, Ironite and OverNOut and; Decorative outdoor patio products and the brands Norcal, New England Pottery and Matthews Four Seasons. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands Adams and Zodiac; Aquatics and reptile and the brands Oceanic, Aqueon and RZilla; Bird & Small animal and the brands Kaytee, Super Pet and CritterTrail; Dog & Cat and the brands TFH/Nylabone, Four Paws, Pinnacle and Avoderm and; Equine and the brands Farnam, Bronco and Super Mask. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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